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                                                                     EXHIBIT 3.2

                                 AMENDMENT NO. 1
                         TO AMENDED AND RESTATED BYLAWS
                        OF INLAND REAL ESTATE CORPORATION

     This Amendment No. 1 is adopted this 20th day of April 2001. Section 13 is hereby amended by deleting in its entirety the third paragraph. Section 13 as amended shall now read as follows:


          SECTION 13. COMMITTEES. The Board will designate and Audit Committee consisting of at least two Independent Directors. The Audit Committee shall govern itself in accordance with the terms of a charter which it shall adopt.

          The Board may establish an Executive Committee consisting of one or more Directors, and such Executive Committee may also include one or more officers of the Company. The Executive Committee, to the extent provided by the Board and otherwise permitted by law, shall have and exercise all of the authority of the Board in the management of the Company, including making decisions regarding property acquisitions, leasing, property dispositions, litigation management, personnel policies and any other aspects of the day-to-day business of the Company. such Executive Committee shall keep minutes of its proceedings and report the same to the Board when required. The Board may discharge or change the composition of the Executive Committee at any time in its sole discretion.

          The Board may establish such other committees as the Directors deem appropriate and appoint the members thereof. Service on such committees shall be at the pleasure of the Board, which may by a majority vote taken in accordance with these Bylaws, increase or decrease committee membership, remove a committee member and appoint members to fill vacancies in a committee. Any committee of the Board shall make such reports as required by the Board available to the entire Board for review and any necessary action by the Board.

          Nothing in this Section 13 shall be construed as precluding the Board or officers from appointing such other committees as they deem necessary and proper, to aid in the management and operation of the Company's business.



                                       By order of the board of directors


                                       -----------------------------------------
                                       Robert D. Parks
                                       Chairman of the Board of Directors,
                                       Chief Executive Officer and President